Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

          We consent to the incorporation by reference in this Registration Statement on Form S-8 of SmartPros, Ltd. (the “Company”) of our report dated March 29, 2011, relating to the consolidated financial statements of the Company included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Holtz Rubenstein Reminick LLP
Melville, New York
April 8, 2011